Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Earlyworks Co., Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares	(1)	Other	6,943,848	$5.98	$41,524,211.00	0.0001381	$5,734.50

Total Offering Amounts:							$41,524,211.00		5,734.50
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$5,734.50

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Offering Note(s)

(1)	American depositary shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby are registered under a separate registration statement on Form F-6 (Registration No. 333-272864). Each ADS represents five ordinary shares. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

Represents ordinary shares represented by ADSs registered for resale on this registration statement by the selling shareholders named in this registration statement or their permitted transferees.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the ADSs as reported on November 21, 2025, which was approximately $5.98 per ADS.